UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2014

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DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

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Florida	001-35763	20-8380461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Green Road, Pompano Beach, Florida 33064

 (Address of principal executive offices) (Zip Code)

(888) 404-7770

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement

On January 3, 2014, DS Healthcare Group, Inc., a Florida corporation (the “Company”) completed the private sale of an additional 452,500 shares of common stock, par value $0.001 per share (the “Common Stock”) to 10 accredited investors (the “Purchasers”) at a purchase price of $1.60 per share pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated December 24, 2013 (the “Offering”). Effective with the sale of the additional shares, pursuant to an Amendment Agreement, the Company amended the Securities Purchase Agreement to increase the number of shares of Common Stock offered under the Securities Purchase Agreement. The Company received gross proceeds of $724,000 from the additional sales and gross proceeds of $3,144,000 under the Offering.  The Company issued an aggregate of 1,965,000 shares of Common Stock under the Offering.

As previously disclosed, the Company engaged Ladenburg Thalmann & Co. Inc., a registered broker dealer, to serve as placement agent (the “Placement Agent”) for the Offering.  The Placement Agent received (a) selling commissions aggregating 5% of the gross proceeds of the Offering, and (b) an expense reimbursement of $20,000. The Placement Agent did not receive any commissions in connection with the sale of the additional shares. The Company received net proceeds of approximately $3,003,000, after payment of commissions and the expense reimbursement to the Placement Agent and other offering and related costs in connection with the Offering. The net proceeds from the Securities Purchase Agreement shall be used for general working capital purposes. Under the Securities Purchase Agreement, the Company has agreed to indemnify each Purchaser for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Securities Purchase Agreement or related documents or (ii) any action instituted against the Purchaser by any of the Company’s shareholders (other than shareholders who are affiliated with such Purchaser) with respect to the Offering, subject to certain exceptions.

Under the Securities Purchase Agreement, the Company has agreed to restrict the issuance of shares of Common Stock or common stock equivalents for a period of approximately nine months from the closing date, subject to certain exceptions.  In addition, subject to certain exceptions, if during a period of twelve months from the closing date of the Securities Purchase Agreement, the Company issues additional shares of Common Stock or common stock equivalents (the “Additional Shares”) at a purchase, exercise or conversion price less than $1.60 (such price subject to adjustment for splits, recapitalizations and reorganizations), then the Company shall issue additional shares of Common Stock to the Purchasers so that the effective purchase price per share paid for the Common Stock shall be the same per share purchase, exercise or conversion price of the Additional Shares; provided, however, the Additional Shares, when aggregated with all issuances under the Securities Purchase Agreement, shall not exceed 19.99% of the issued and outstanding Common Stock of the Company immediately prior to the closing date of the Securities Purchase Agreement.

Furthermore, for a period of 12 months from the closing date of the Securities Purchase Agreement, upon any Company issuance of Common Stock or common stock equivalents or indebtedness (or a combination of units thereof) for cash consideration (a “Subsequent Financing”), the Purchasers shall have the right to participate in up to an aggregate amount of the Subsequent Financing equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing. The Company has also provided the Purchasers with “piggyback” registration rights with respect to the resale of the Common Stock.

A copy of the Securities Purchase Agreement and Amendment Agreement is incorporated herein by reference and is filed as an Exhibit to this Form 8-K.  The description of the transactions contemplated by the  Securities Purchase Agreement and Amendment Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 3.02.

Unregistered Sales of Equity Securities.

See Item 1.01 of this Current Report on Form 8-K, which item is incorporated by reference, in connection with the Securities Purchase Agreement and the securities issued in connection therewith. The securities issued above were offered under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The securities shall contain a legend restricting transferability absent registration or applicable exemption. The Purchasers received current information about the Company and had the opportunity to ask questions about the Company.  The Purchasers are deemed accredited investors.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement dated December 24, 2013 (previously filed under Form 8-K dated December 24, 2013 as filed with the Securities and Exchange Commission on December 26, 2013)
10.2	Amendment Agreement effective January 3, 2014
99.1	Press Release dated January 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Dated: January 6, 2014	By:	/s/ Daniel Khesin
	Name:	Daniel Khesin
	Title:	Chief Executive Officer and Chief Financial Officer